Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______) pertaining to the 2004 Employee Stock Purchase Plan, 2002 Stock Incentive Plan, 2002 Non-Employee Directors’ Stock Plan, and 1994 Stock Option Plan of Stereotaxis, Inc. of our report dated March 26, 2004 (except for Note 17, as to which the date is July 15, 2004), with respect to the financial statements and schedule of Stereotaxis, Inc. included in its Registration Statement on Form S-1 and related Prospectus dated August 12, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
October 28, 2004